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EXHIBIT 11.1
                                       SBE, Inc.
                            Computation of earnings per share
                          for the three years ended October 31
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

                                                                  Years ended October 31
                                                                  ----------------------
                                                          1998             1997             1996
                                                          ----             ----             ----
Basic earnings per share:

Net income (loss)                                       $380,349        $3,333,181      ($9,624,503)

Weighted average number of common
shares outstanding during the year                     2,666,707         2,501,786        2,131,593
                                                     ------------      ------------    -------------

Number of shares for computation of
net income (loss) per share                            2,666,707         2,501,786        2,131,593
                                                     ============      ============     ============

Basic earnings (loss) per share                            $0.14             $1.33           ($4.51)
                                                     ============      ============     ============


Diluted earnings per share:

Weighted average number of common
shares outstanding during the year                     2,666,707         2,501,786         2,131,593

Assumed issuance of stock under the
employee and non-employee stock
option plans                                             224,033           201,637               (a)
                                                     ------------      ------------      ------------

Number of shares for computation of
net income (loss) per share                            2,890,740         2,703,423         2,131,593
                                                     ============      ============      ============

Diluted earnings (loss) per share                          $0.13             $1.23            ($4.51)
                                                     ============      ============      ============
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(a)  In loss years common share equivalents would have an anti dilutive effect on (loss) per share and therefore have been excluded.

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